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CUSIP NO. 73941U102                   13G                           PAGE 1 OF 13
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*




                                   POZEN, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)




                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                    73941U102
--------------------------------------------------------------------------------
                                 (CUSIP Number)




                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]   Rule 13d-1(b)
         [_]   Rule 13d-1(c)
         [X]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================
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CUSIP NO. 73941U102                   13G                           PAGE 2 OF 13
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Item 1(a).     Name of Issuer
               --------------
               POZEN, Inc. (the "Issuer")

Item 1(b).     Address of Issuer's Principal Executive Offices
               -----------------------------------------------
               1414 Raleigh Road
               Suite 400
               Chapel Hill, North Carolina 27517

Item 2(a).     Name of Person Filing
               ---------------------
               This statement is filed by Canaan Equity II L.P. ("CE II") a Delaware limited partnership, Canaan Equity II L.P. (QP) ("CE II QP"), a Delaware limited partnership, Canaan Equity II Entrepreneurs, LLC ("Entrepreneurs"), a Delaware limited liability company, Canaan Equity Partners II LLC ("CEP II"), a Delaware limited liability company and the General Partner of CE II and CE II QP and the Manager of Entrepreneurs, and Harry T. Rein, John V. Balen, James C. Furnivall, Stephen L. Green, Deepak Kamra, Gregory Kopchinsky, Guy M. Russo, Eric A. Young and Charmers Landing LLC ("Charmers"), a Delaware limited liability company, Henry Street Associates, LLC ("Henry"), a Delaware limited liability company, Stonehenge LLC ("Stone"), a Delaware limited liability company, and Waubeeka LLC ("Waubeeka"), a Delaware limited liability company. The sole managers of Charmers, Henry, Stone, and Waubeeka are Stephen L. Green, Harry
               T. Rein, Gregory Kopchinsky and Guy M. Russo, respectively. CE II, CE II QP, Entrepreneurs, CEP II, Messrs. Balen, Furnivall, Green, Kamra, Kopchinsky, Russo and Young (who serve as Managers of CEP II), and Mr. Rein, Charmers, Henry, Stone and Waubeeka are collectively referred to as the "Reporting Persons".

Item 2(b).     Address of Principal Business Office or, if None, Residence
               -----------------------------------------------------------
               Except in the case of Harry T. Rein, Henry, John V. Balen, Deepak Kamra and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal business address of John V. Balen, Deepak Kamra and Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025. The principal business address of Harry T. Rein and Henry is 174 Turtleback Road, New Canaan, CT 06841.

Item 2(c).     Citizenship
               -----------
               Each of CE II and CE II QP, is a limited partnership organized under the laws of Delaware. Each of Entrepreneurs, CEP II, Charmers, Henry, Stone and Waubeeka is a limited liability company organized under the laws of Delaware. Each of the Partners is a citizen of the United States.

Item 2(d).     Title of Class of Securities
               ----------------------------
               This Schedule 13G report relates to the Common Stock, par value $.001 ("Common Stock") of the Issuer.
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CUSIP NO. 73941U102                   13G                           PAGE 3 OF 13
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Item 2(e).     CUSIP Number
               ------------
               CUSIP number 73941U102

Item 4.        Ownership
               ---------
               Not Applicable.

Item 5.        Ownership of Five Percent or Less of a Class
               --------------------------------------------
               Each Reporting Person ceased to own beneficially more than 5% of the outstanding Common Stock of the Issuer as of December 31, 2002.

ALL OTHER ITEMS REPORTED ON THE SCHEDULE 13G DATED AS OF FEBRUARY 14, 2001 AND ON AMENDMENT NO. 1 TO THE SCHEDULE 13G DATED AS OF FEBRUARY 12, 2002, WHICH WERE FILED ON BEHALF OF THE REPORTING PERSONS WITH RESPECT TO THE COMMON STOCK OF THE ISSUER REMAIN UNCHANGED.

DATE:  February 12, 2003
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CUSIP NO. 73941U102                   13G                           PAGE 4 OF 13
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                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Canaan Equity II L.P.

By:        Canaan Equity Partners II LLC
           Its General Partner

By:                     *
           ------------------------------------
           Manager

Canaan Equity II L.P. (QP)

By:        Canaan Equity Partners II LLC
           Its General Partner

By:                     *
           ------------------------------------
           Manager

Canaan Equity II Entrepreneurs LLC

By:        Canaan Equity Partners II LLC
           Its Manager

By:                     *
           ------------------------------------
           Manager

Canaan Equity Partners II LLC

By:                     *
           ------------------------------------
           Manager


                        *
-----------------------------------------------
Harry T. Rein
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CUSIP NO. 73941U102                   13G                           PAGE 5 OF 13
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                        *
-----------------------------------------------
John V. Balen


                        *
-----------------------------------------------
James C. Furnivall


                        *
-----------------------------------------------
Stephen L. Green


                        *
-----------------------------------------------
Deepak Kamra


                        *
-----------------------------------------------
Gregory Kopchinsky


                        *
-----------------------------------------------
Guy M. Russo


                        *
-----------------------------------------------
Eric A. Young

Charmers Landing LLC

By:                     *
           ------------------------------------
           Manager

Henry Street Associates, LLC

By:                     *
           ------------------------------------
           Manager

Stonehenge LLC

By:                     *
           ------------------------------------
           Manager

Waubeeka LLC

By:                     *
           ------------------------------------
           Manager

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CUSIP NO. 73941U102                   13G                           PAGE 6 OF 13
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                                    *By:           /s/  Guy M. Russo
                                          -----------------------------------
                                             Guy M. Russo
                                             Attorney-in-Fact




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This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.
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CUSIP NO. 73941U102                   13G                           PAGE 7 OF 13
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                                                                       Exhibit 1
                                                                       ---------

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of POZEN, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.


Canaan Equity II L.P.

By:        Canaan Equity Partners II LLC
           Its General Partner

By:                     *
           ------------------------------------
           Manager

Canaan Equity II L.P. (QP)

By:        Canaan Equity Partners II LLC
           Its General Partner

By:                     *
           ------------------------------------
           Manager

Canaan Equity II Entrepreneurs LLC

By:        Canaan Equity Partners II LLC
           Its Manager

By:                     *
           ------------------------------------
           Manager

Canaan Equity Partners II LLC

By:                     *
           ------------------------------------
           Manager


                        *
-----------------------------------------------
Harry T. Rein

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CUSIP NO. 73941U102                   13G                           PAGE 8 OF 13
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                        *
-----------------------------------------------
John V. Balen


                        *
-----------------------------------------------
James C. Furnivall


                        *
-----------------------------------------------
Stephen L. Green


                        *
-----------------------------------------------
Deepak Kamra


                        *
-----------------------------------------------
Gregory Kopchinsky


                        *
-----------------------------------------------
Guy M. Russo


                        *
-----------------------------------------------
Eric A. Young

Charmers Landing LLC

By:                     *
           ------------------------------------
           Manager

Henry Street Associates, LLC

By:                     *
           ------------------------------------
           Manager

Stonehenge LLC

By:                     *
           ------------------------------------
           Manager

Waubeeka LLC

By:                     *
           ------------------------------------
           Manager

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CUSIP NO. 73941U102                   13G                           PAGE 9 OF 13
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                                    *By:           /s/  Guy M. Russo
                                          -----------------------------------
                                             Guy M. Russo
                                             Attorney-in-Fact




----------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.

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CUSIP NO. 73941U102                   13G                          PAGE 10 OF 13
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                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY


        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Guy M. Russo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Canaan Equity II L.P., Canaan Equity II L.P. (QP), Canaan Equity II Entrepreneurs LLC and Canaan Equity Partners II LLC pursuant to the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.


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CUSIP NO. 73941U102                   13G                          PAGE 11 OF 13
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            IN WITNESS WHEREOF, this Power of Attorney has been signed as of the
14th day of February, 2001.


CANAAN EQUITY II L.P.

By:  Canaan Equity Partners II LLC
        Its General Partner

By:     /s/ Harry T. Rein
      -----------------------------------------
        Member/Manager

CANAAN EQUITY II L.P. (QP)

By:  Canaan Equity Partners II LLC
        Its General Partner

By:     /s/ Harry T. Rein
      -----------------------------------------
        Member/Manager

CANAAN EQUITY II ENTREPRENEURS LLC

By:  Canaan Equity Partners II LLC
        Its General Partner

By:     /s/ Harry T. Rein
      -----------------------------------------
        Member/Manager

CANAAN EQUITY PARTNERS II LLC

By:     /s/ Harry T. Rein
      -----------------------------------------
        Member/Manager


  /s/ Harry T. Rein
-----------------------------------------------
Harry T. Rein


  /s/ John V. Balen
-----------------------------------------------
John V. Balen


  /s/ James C. Furnivall
-----------------------------------------------
James C. Furnivall
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CUSIP NO. 73941U102                   13G                          PAGE 12 OF 13
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  /s/ Stephen L. Green
-----------------------------------------------
Stephen L. Green


  /s/ Deepak Kamra
-----------------------------------------------
Deepak Kamra


  /s/ Guy M. Russo
-----------------------------------------------
Guy M. Russo


  /s/ Gregory Kopchinsky
-----------------------------------------------
Gregory Kopchinsky


  /s/ Eric A. Young
-----------------------------------------------
Eric A. Young

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CUSIP NO. 73941U102                   13G                          PAGE 13 OF 13
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            IN WITNESS WHEREOF, this Power of Attorney has been signed as of the
12th day of February, 2002.


Charmers Landing LLC

By:          /s/ Stephen L. Green
           ------------------------------------
           Manager

Henry Street Associates, LLC

By:          /s/ Harry T. Rein
           ------------------------------------
           Manager

Stonehenge LLC

By:          /s/ Gregory Kopchinsky
           ------------------------------------
           Manager

Waubeeka LLC

By:          /s/ Guy M. Russo
           ------------------------------------
           Manager